SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2002 (August 14, 2002)

AMERICAN RETIREMENT CORPORATION

(Exact name of registrant as specified in its charter)

Tennessee	01-13031	62-1674303

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Westwood Place, Suite 200 Brentwood, Tennessee	37027

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 221-2250

Not Applicable (Former name or former address, if changed since last report)

Item 5. Other Events
Item 7. Financial Statements, Pro Forma Information and Exhibits.
SIGNATURES
EXHIBIT INDEX
LOAN AGREEMENT
CONTRIBUTION AGREEMENT

Item 5. Other Events

     On August 14, 2002, American Retirement Corporation (“ARC”) entered into a binding loan agreement with Health Care Properties, Inc. (“HCPI”) pursuant to which HCPI has agreed to make a $112.8 million non-recourse loan to one of ARC’s subsidiaries. ARC also contemporaneously entered into a binding contribution agreement with HCPI under which HCPI has agreed to make a $12.2 million minority investment in certain subsidiaries of ARC’s subsidiary that is the borrower under the HCPI loan.

     The HCPI loan will mature five years after initial funding, and will have a stated interest rate of 19.5%; however, ARC will only be required to pay in cash 9% interest per year until April 2004. Thereafter, the cash interest payment rate will increase each year by fifty-five basis points. Interest only at the cash rate will be payable quarterly, with any unpaid interest accruing and compounding quarterly. The $112.8 million principal balance and all accrued interest will be payable at the maturity of the loan. ARC will be permitted to prepay the loan at any time after three years from the date of initial funding.

     HCPI’s $12.2 million equity investment will be made in return for a 9.8% ownership interest in certain subsidiaries of ARC’s subsidiary that is the borrower under the HCPI loan, which function solely as passive real estate holding companies owning the real property and improvements of nine of ARC’s large retirement communities. These retirement communities are leased to, and operated by, other operating subsidiaries of ARC’s borrower subsidiary in which HCPI will have no interest. During the term of its investment in each real estate holding company, HCPI and ARC’s borrower subsidiary will have mutual decision making authority with respect to the subject real estate holding company. HCPI will have the right to receive certain preferred distributions from any cash generated by the real estate holding companies. ARC’s borrower subsidiary will have the right to repurchase HCPI’s minority interests in the real estate holding companies for one year beginning four years after closing at a formula price, which is based upon the fair market value of the communities, but subject to a floor. HCPI will have the right to purchase the borrower subsidiary’s interests in those real estate holding companies beginning five years after closing using the same fair market value formula.

     The HCPI loan will be non-recourse and will be secured by a first-priority security interest in ARC’s borrower subsidiary’s 90.2% ownership interests in the real estate holding companies, and in certain cash reserve accounts. Since the HCPI loan is non-recourse, if ARC’s borrower subsidiary defaults or fails to repay the loan at maturity, HCPI’s only claim against that subsidiary will be to exercise its security interests and, absent fraud or certain other customary events of malfeasance, neither ARC nor any of its subsidiaries will have any further obligation to repay the HCPI loan. Accordingly, even in the event of default by ARC’s borrower subsidiary, the operating subsidiaries will continue to operate these communities under a lease, which has an initial term of 15 years, commencing at the date of funding of the loan, and two ten-year extensions that are exercisable at ARC’s option.

     The HCPI loan agreement contains numerous affirmative, negative and financial covenants. In addition, under the HCPI loan agreement, HCPI’s obligation to make the loan is subject to customary and usual conditions and certain other conditions and requirements. Those conditions include, among others, the following:

•	the loan must be funded by September 30, 2002;

•	ARC must complete an exchange offer for its 5 3/4% Convertible Subordinated Debentures Due 2002 (the “Debentures”) on the terms described in ARC’s Offering Memorandum, dated August 14, 2002, and the holders of the Debentures must validly tender at least 75% of the outstanding principal amount, or approximately $99.7 million, of the Debentures;

•	operating results must be within budget and ARC must meet certain liquidity and financial tests relating to ARC and to the nine retirement communities owned by the real estate holding companies; and

•	no material adverse change shall have occurred with respect to the nine retirement communities, ARC’s borrower subsidiary or ARC.

     HCPI’s obligation to make the $12.2 million equity investment in the real estate holding companies is also subject to substantially similar conditions.

     In the event the exchange offer is successful and ARC receives the valid tender of at least 75% of the aggregate principal amount of the outstanding Debentures, ARC expects that it will be able to satisfy the other conditions in the HCPI loan agreement and in the contribution agreement; however, ARC’s ability to satisfy HCPI’s other conditions depends upon a number of factors, many of which are beyond ARC’s control. Accordingly, there can be no assurance that ARC can satisfy these conditions and consummate the HCPI loan or obtain HCPI’s equity investment.

     The foregoing is a summary of the HCPI loan and the HCPI equity investment and may not contain all of the information that is important to you. You should read the entire loan agreement and the contribution agreement, which are attached to this report as exhibits 10.1 and 10.2, respectively, for a more complete understanding of the terms of the HCPI loan and the HCPI equity investment.

Item 7. Financial Statements, Pro Forma Information and Exhibits.

(a) Not applicable.

(b) Not Applicable.

(c) Exhibits:

(10.1)	Loan Agreement, dated as of August 14, 2002, between ARCPI Holdings, Inc. and Health Care Property Investors, Inc.

(10.2)	Contribution Agreement, dated August 14, 2002, between ARCPI Holdings, Inc., Fort Austin Limited Partnership, ARC Santa Catalina, Inc., ARC Richmond Place, Inc., Freedom Village of Holland, Michigan, Freedom Village of Sun City Center, Ltd., Lake Seminole Square Management Company, Inc., Freedom Group-Lake Seminole Square, Inc., ARC Brandywine, LLC and Health Care Property Investors, Inc.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN RETIREMENT CORPORATION

Date: August 15, 2002	By:	/s/ George T. Hicks

	Name:	George T. Hicks

	Title:	Executive Vice President — Finance,

Chief Financial Officer and Treasurer

EXHIBIT INDEX

No.	Exhibit

10.1	Loan Agreement, dated as of August 14, 2002, between ARCPI Holdings, Inc. and Health Care Property Investors, Inc.

10.2	Contribution Agreement, dated August 14, 2002, between ARCPI Holdings, Inc., Fort Austin Limited Partnership, ARC Santa Catalina, Inc., ARC Richmond Place, Inc., Freedom Village of Holland, Michigan, Freedom Village of Sun City Center, Ltd., Lake Seminole Square Management Company, Inc., Freedom Group-Lake Seminole Square, Inc., ARC Brandywine, LLC and Health Care Property Investors, Inc.